Exhibit 10.1

Execution Copy
LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) dated as of May 19, 2017 is entered into between Cambridge 1030 Mass Ave, LLC, a Delaware limited liability company (“Landlord”), and Jounce Therapeutics, Inc. a Delaware corporation (“Tenant”).

Background

A.    Landlord, successor in interest to HCP/LFREP Ventures I, LLC, and Tenant are parties to that certain Lease dated as of March 28, 2013 (the “Lease”) for certain premises (the “Premises”) located in the building known as 1030 Massachusetts Avenue, Cambridge, Massachusetts (the “Building”). Capitalized terms and phrases used and not defined herein shall have the definitions ascribed to them in the Lease.

B.    The term of the Lease is scheduled to expire on October 25, 2018 (the “Lease Expiration Date”). Tenant desires to terminate the Lease prior to such date in two phases, with (i) the first phase terminating the Lease for that portion of the Premises located on the fourth (4th) floor of the Building (“Suite 400”) and (ii) the second phase terminating the Lease for that portion of the Premises on the first (1st) floor of the Building (the “First Floor Premises”).
C.    Landlord and Tenant have agreed to terminate the Lease prior to the Lease Expiration Date pursuant to the terms, and subject to the conditions, set forth below.
Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant confirm and agree as follows:

1.    Partial Termination of Lease. Notwithstanding anything to the contrary contained in the Lease, subject to the terms and provisions contained herein, Landlord and Tenant agree that the Expiration Date of the Lease Term with respect to Suite 400 only shall be May 31, 2017 (the “Suite 400 Termination Date”). Subject to Section 2 below, upon the Suite 400 Termination Date, the “Premises” shall be revised to mean the First Floor Premises.

(a)    Compliance with Lease Obligations. For the period following the Suite 400 Termination Date, all rights and obligations of Landlord and Tenant under the Lease with respect to Suite 400 (but not those for the First Floor Premises) shall terminate, expire and be of no force and effect, in each case as set forth in the Lease in connection with the expiration of the Term, except for such obligations that are specified in the Lease to expressly survive the expiration date of the Term.

(b)    Surrender of Suite 400. Tenant is obligated to vacate and surrender to Landlord Suite 400 on or before the Suite 400 Termination Date in the condition required by the Lease,

and in compliance with the terms of the Lease including without limitation Section 5.4.3 (Tenant’s obligations upon surrender), 5.4.4.3 (surrender of Premises), Section 15.2 (removal of Tenant property) and Section 15.3 (environmental assessment). Tenant shall remove all personal property of Tenant from Suite 400 on or before the Suite 400 Termination Date in accordance with the terms of the Lease. Tenant shall not remove any Tenant Improvements or Alterations existing in Suite 400 as of the date hereof in connection with its surrender of the Premises. Effective as of the Suite 400 Termination Date, Section 10 of the Summary is amended to provide that Tenant shall be entitled to use one (1) parking pass subject to the provisions of Article 28 of the Lease, and any and all additional parking passes shall be returned to Landlord.

2.    Final Termination of Lease. Notwithstanding anything to the contrary contained in the Lease, subject to the terms and provisions contained herein, Landlord and Tenant agree that the Expiration Date of the Lease Term for the First Floor Premises shall be August 31, 2017 (the “First Floor Premises Termination Date”). Between the Suite 400 Termination Date and the First Floor Premises Termination Date, the parties agree that the “Premises” shall be defined as being the First Floor Premises, with Base Rent and Tenant’s Share of Direct Expenses calculated based on the square footage of the First Floor Premises.

(a)    Compliance with Lease Obligations. For the period following the First Floor Premises Termination Date, all rights and obligations of Landlord and Tenant under the Lease with respect to the First Floor Premises shall terminate, expire and be of no force and effect, in each case as set forth in the Lease in connection with the expiration of the Term, except for such obligations that are specified in the Lease to expressly survive the expiration date of the Term.

(b)    Surrender of the First Floor Premises. Tenant is obligated to vacate and surrender to Landlord the First Floor Premises on or before the First Floor Premises Termination Date in the condition required by the Lease, and in compliance with the terms of the Lease including without limitation Section 5.4.3 (Tenant’s obligations upon surrender), 5.4.4.3 (surrender of Premises), Section 15.2 (removal of Tenant property) and Section 15.3 (environmental assessment). Tenant shall remove all personal property of Tenant from the First Floor Premises on or before the First Floor Premises Termination Date in accordance with the terms of the Lease. Tenant shall not remove any Tenant Improvements or Alterations existing in the First Floor Premises as of the date hereof in connection with its surrender of the First Floor Premises.

3.    Security Deposit. Landlord is currently holding a letter of credit from Tenant in the amount of $250,530.42 (the “L/C Security”) as security for Tenant’s performance under the Lease. Following the First Floor Premises Termination Date, provided that Tenant has complied with its obligations under this Lease Termination Agreement, Landlord shall return the L/C Security to Tenant in accordance with the Lease.

4.    Termination Payment. Landlord has agreed to enter into this Agreement and permit the early termination of the Lease in exchange for, inter alia, Tenant’s payment on the date hereof to Landlord of the sum of Two Hundred Seventy-Six Thousand Five Hundred Sixty-Four and 69/100 ($276,564.69) Dollars (the “Early Termination Payment”) as a fee and not a penalty, as more particularly described on Exhibit A attached hereto.

5.     Warranties and Representations. Tenant hereby represents and warrants that the following statements are true as of the date hereof and will be true on the Suite 400 Termination Date and the First Floor Premises Termination Date:

a.    Tenant owns and holds the entire interest of Tenant under the Lease;
b.     There exist no subleases created by, through or under Tenant affecting the Premises or any part thereof;
c.    Tenant has not assigned or encumbered its interest in the Lease or any part thereof;
d.    Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises. No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Premises have been executed by Tenant or are outstanding that have not been performed and satisfied; and
e.    Tenant has full authority to execute and deliver this Agreement.
Tenant shall defend, indemnify and hold Landlord harmless from and against all loss, cost, damage and expense sustained by Landlord (including, without limitation, all reasonable expenses, costs and attorneys’ fees of Landlord in any action or defense undertaken by Landlord to protect itself from such loss or damage) resulting from any breach by Tenant of the representations and warranties made herein, or from any lien, charge, encumbrance or claim against the Premises from persons claiming by, through or under Tenant, which indemnification obligation shall survive the First Floor Premises Early Termination Date.

6.    Termination of Certain Rights. Notwithstanding anything to the contrary contained in the Lease, any rights that Tenant may have to expand the Premises pursuant to Section 1.3 of the Lease or to extend the term of the Lease pursuant to Section 2.2 of the Lease are hereby deemed terminated, void and without further force or effect.

7.    Final Agreement. This Agreement may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Agreement, the provisions of this Agreement shall control.

8.    Brokers. Landlord and Tenant each represent and warrant to the other that it has not had any dealings with any broker or agent seeking a commission or other compensation in connection with this Agreement. Landlord and Tenant covenant to indemnify, defend and hold harmless, the other from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of the indemnified party’s choice) for any compensation, commissions and charges claimed by any broker or agent with respect to this Agreement or the negotiation thereof arising from a breach of the foregoing warranty.

9.    Binding upon Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors, and assigns.

10.    Massachusetts Law; Illegality. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

11.    Submission of Agreement. Submission of this instrument for examination or signature by Tenant is not effective as an amendment to the Lease or otherwise until execution and delivery by both Landlord and Tenant.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first written above.

CAMBRIDGE 1030 MASS AVE, LLC, a Delaware limited liability company

By:	/s/ Jamison N. Peschel
Name:	Jamison N. Peschel
Its:	Authorized Signatory

TENANT:

JOUNCE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Richard Murray
Name:	Richard Murray
Its:	President or Vice President

By:	/s/ Kim C. Drapkin
Name:	Kim C. Drapkin
Its:	Treasurer or Assistant Treasurer

Exhibit A

Jounce Therapeutics, Inc. (400-jouncela)			
CAM - Estimated (06/2017)	cam_est	$	24,420.02
Insurance - Estimated (06/2017)	ins_est	$	1,099.58
Parking Rent (06/2017)	parking	$	4,845.00
Rent (06/2017)	rent	$	85,940.34
RE Taxes - Estimated (06/2017)	tax_est	$	14,977.41
Utilities - Estimated (06/2017)	util_est	$	7,000.00
Total Jounce Therapeutics, Inc. (400-jouncela)		$	138,282.35
	2 Months Rent & TICAM Suite 400	**$**	**276,564.69**